Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259449

PROSPECTUS

3,462,124 Shares of Common Stock

This prospectus relates to the offer and sale by the selling shareholder identified in this prospectus, and any of its pledgees, donees, transferees, or other successors in interest, of up to 3,462,124 shares of common stock of Aspen Aerogels, Inc. (the “Common Stock”), as further described in this prospectus.

We are filing the registration statement of which this prospectus is a part at this time to fulfill contractual obligations to do so pursuant to a securities purchase agreement, as further described in this prospectus. We will not receive any of the proceeds from the sale of the Common Stock by the selling shareholder.

The selling shareholder and its pledgees, donees, transferees, or other successors in interest may offer the shares of Common Stock in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, at negotiated prices, or in trading markets for our Common Stock. Additional information on the selling shareholder, and the times and manner in which it may offer and sell shares of our Common Stock under this prospectus, is provided under “Selling Shareholder” and “Plan of Distribution” in this prospectus.

Our Common Stock is quoted on The New York Stock Exchange under the symbol “ASPN.” On September 23, 2021, the last reported sale price of our Common Stock was $44.95 per share.

Investing in our Common Stock involves certain risks. See “Risk Factors” beginning on page 4 of this prospectus for the risks that you should consider. You should read this entire prospectus carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 24, 2021

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ABOUT THIS PROSPECTUS

Except where the context requires otherwise, in this prospectus the terms “Company,” “our company,” “Aspen,” “we,” “us,” and “our” refer to Aspen Aerogels, Inc., a Delaware corporation, and, where appropriate, its direct and indirect subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, please see the section of this prospectus entitled “Where You Can Find More Information.” The selling shareholder is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed since those dates.

This prospectus contains trademarks, tradenames, service marks, and service names of the Company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other important factors, which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about: our beliefs in the appropriateness of our assumptions, the accuracy of our estimates regarding expenses, loss contingencies, future revenues, future profits, uses of cash, available credit, PPP Loan Proceeds, capital requirements, and the need for additional financing to operate our business, including to complete the planned capacity expansion of our East Providence manufacturing facility, and to fund our planned strategic business initiatives; the performance of our aerogel blankets; our expectation that we will be successful in obtaining, enforcing and defending our patents against competitors and that such patents are valid and enforceable; our belief that our products possess strong competitive advantages over traditional insulation materials, including the superior thermal performance and the thin, easy-to-use and durable blanket form of our products; our plans to expand capacity in our East Providence, Rhode Island manufacturing facility; our estimates of annual production capacity; our expectation to achieve our EP20 goals by the end of 2021; our plans regarding the future capacity expansion, including the selection of a manufacturing site and the construction and operation of the facility; beliefs about the role of our technology and products in the electric vehicle market; beliefs about the commercial potential for our technology in the electric vehicle market; beliefs about our ability to produce and deliver products to electric vehicle customers; beliefs about Aspen’s contracts with the major U.S. automotive manufacturer; beliefs about the potential for the major U.S. automotive manufacturer to become a significant customer for Aspen’s products; beliefs about revenue, costs, expenses, profitability, investments or cash flow associated with the contracts with the major U.S. automotive manufacturer, beliefs about the performance of our thermal barrier products in the battery systems of electric vehicles; beliefs about the potential the commercial opportunity for Aspen’s thermal barrier products; our strategic partnership with BASF and the potential benefits of such a relationship, including the potential for it to create new product and market opportunities; our supply agreement with BASF, our supply to BASF of its Spaceloft A2 product and newly developed product, the potential for future cash advances from BASF under our supply agreement with BASF (payment of which are subject to certain conditions) to provide a source of financing and the potential for BASF to become a significant customer for our products; our joint development agreement with BASF, and the potential for it to support the development of new aerogel products and technologies; our beliefs about the usefulness of the square foot operating metric; our beliefs about the financial metrics that are indicative of our core performance; our beliefs about the usefulness of our presentation of Adjusted EBITDA; our expectations about the effect of manufacturing capacity on financial metrics such as Adjusted EBITDA; our expectations about future revenues, expenses, gross profit, net loss, loss per share and Adjusted EBITDA, sources and uses of cash, capital requirements and the sufficiency of our existing cash balance and available credit; our beliefs about the outcome, effects or estimated costs of current or potential litigation or their respective timing, including expected legal expense in connection with our patent enforcement actions; our plans to devote substantial resources to the development of new aerogel technology; our expectations about product mix; our expectations about future material costs and manufacturing expenses as a percentage of revenue; our expectations of future gross profit and the effect of manufacturing expenses, manufacturing capacity and productivity on gross profit; our expectations about our resources and other investments in new technology and related research and development activities and associated expenses; our expectations about short and long term (a) research and development (b) general and administrative and (c) sales and marketing expenses; our expectations of revenue growth, increased gross profit, and improving cash flows over the long term; our intentions about managing capital expenditures and working capital balances; our expectations about incurring significant capital expenditures in the future; our expectations about the expansion of our workforce and resources and its effect on sales and marketing, general and administrative, and related expenses; our expectations about future product revenue and demand for our products; our expectations about the effect of stock based compensation on various costs and expenses; our expectations about potential sources of future financing; our beliefs about the impact of accounting policies on our financial statements; our beliefs about the effect of interest rates, inflation and foreign currency fluctuations on our results of operations and financial condition; our beliefs about the expansion of our international operations; our statements about the impact of major public health concerns, including the COVID-19 pandemic or other pandemics arising globally, and the future, and currently unknown extent of, the impact of the COVID-19 pandemic on our business and operations; our statements about the sufficiency of our current and future actions to address the impact of the COVID-19 pandemic on our business and operations, including our future revenue, Adjusted EBITDA and other financial metrics; our belief that we qualify for partial or complete forgiveness of the PPP Loan; and changes by governmental authorities regarding the CARES Act or related administrative matters and the Company’s and its subsidiary’s abilities to comply with the terms of the PPP Loan and the CARES Act, including to use the proceeds of the PPP Loan as described herein.

Words such as “may,” “will,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those under the heading “Risk Factors” contained in Item 1A of our Annual Report.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus might not occur. Stockholders and other readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to Aspen Aerogels, Inc. or to any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

PROSPECTUS SUMMARY

This prospectus summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. You should carefully read this entire prospectus, including the section entitled “Risk Factors.”

Overview of Aspen

We design, develop and manufacture innovative, high-performance aerogel insulation used primarily in the energy infrastructure and building materials markets. We believe our aerogel blankets deliver the best thermal performance of any widely used insulation product available on the market today and provide a combination of performance attributes unmatched by traditional insulation materials. Our end-use customers select our products where thermal performance is critical and to save money, improve resource efficiency, enhance sustainability, preserve operating assets and protect workers.

Our insulation is used by oil producers and the owners and operators of refineries, petrochemical plants, liquefied natural gas facilities, power generating assets and other energy infrastructure. Our Pyrogel and Cryogel product lines have undergone rigorous technical validation by industry leading end-users and achieved significant market adoption.

We are also actively developing a number of promising aerogel products and technologies for the electric vehicle market. We have developed and are commercializing our proprietary line of PyroThin thermal barriers for use in lithium-ion batteries in electric vehicles. Our PyroThin product is an ultra-thin, lightweight and flexible thermal barrier designed with other functional layers to impede the propagation of thermal runaway across multiple lithium-ion battery system architectures. Our thermal barrier technology is designed to offer a unique combination of performance attributes that enable electric vehicle manufacturers to achieve critical safety goals without sacrificing driving range. In addition, we are seeking to leverage our patented carbon aerogel technology to develop industry-leading battery materials for lithium-ion battery systems. These battery materials have the potential to enable an increase in the drive range of electric vehicles.

The commercial potential for our PyroThin thermal barriers and our carbon aerogel battery materials in the electric vehicle market is significant. Accordingly, we are planning to hire additional personnel, incur additional operating expenses, and incur capital expenditures to expand manufacturing capacity, build an automated thermal barrier fabrication operation, enhance research and development resources and construct a battery materials facility, among other items.

We also derive product revenue from a number of other end markets, including the building materials market. Customers in these markets use our products for applications as diverse as wall systems, military and commercial aircraft, trains, buses, appliances, apparel, footwear and outdoor gear. As we continue to enhance our aerogel technology platform, we believe we will have additional opportunities to address high-value applications in the global insulation market, the electric vehicle market and in a number of new, high-value markets.

We generate product revenue through the sale of our line of aerogel blankets and thermal barriers. We market and sell our products primarily through a sales force based in North America, Europe and Asia. The efforts of our sales force are supported by a small number of sales consultants with extensive knowledge of a particular market or region. Our sales force is responsible for establishing and maintaining customer and partner relationships, delivering highly technical information and ensuring high-quality customer service.

Our salespeople work directly with end-use customers and engineering firms to promote the qualification, specification and acceptance of our products. We also rely on an existing and well-established channel of qualified insulation distributors and contractors in more than 50 countries around the world to ensure rapid delivery of our products and strong end-user support.

We also perform research services under contracts with various agencies of the U.S. government, including the Department of Defense and the Department of Energy, and other institutions. We have decided to cease efforts to secure additional funded research contracts and to wind down our existing contract research activities. This decision reflected our desire to focus our research and development resources on initiatives to improve the profitability of our existing business and on efforts to develop new products and next-generation technology with application in new, potentially high-value markets.

We manufacture our products using our proprietary technology at our facility in East Providence, Rhode Island. We have operated the East Providence facility since 2008 and have increased our annual capacity in phases through December 31, 2020 to approximately 55 million square feet of aerogel blankets. We are currently engaged in an initiative, which we refer to as EP20, designed to increase the capacity of the East Providence facility to approximately 60 million square feet of aerogel blankets by the end of 2021. In addition, we anticipate that we will need to construct a state-of-the-art thermal barrier fabrication operation, hire dedicated thermal barrier fabrication employees, and increase our aerogel blanket manufacturing capacity to keep pace with the significant potential demand for our PyroThin thermal barriers. Accordingly, we are planning a significant expansion of our aerogel capacity prior to the end of 2023. The expected elements of the expansion plan will include the size of the required capacity expansion, the selection of an optimal manufacturing site for the expansion, and a detailed timeline for the construction and operation of the facility.

We have entered into three contracts with a major U.S. automotive original equipment manufacturer to supply fabricated, multi-part thermal barriers for use in the battery system of its next-generation electric vehicles. Pursuant to the contracts, we are obligated to supply the barriers at fixed annual prices and at volumes to be specified by the customer up to a daily maximum quantity through the respective term of the agreements, one of which expires in 2026 and two of which expire in 2034. While the customer has agreed to purchase from us its requirement for the barriers at locations to be designated from time to time, it has no obligation to purchase any minimum quantity of barriers under the contracts. In addition, the customer may terminate the contracts any time and for any or no reason. All other terms of the contracts are generally consistent with the customer’s standard purchase terms, including quality and warranty provisions customary in the automotive industry.

We are engaged in a strategic partnership with BASF to develop and commercialize products for the building materials and other markets. The strategic partnership includes a supply agreement governing the exclusive sale of specified products to BASF and a joint development agreement targeting innovative products and technologies. BASF has no obligation to purchase any products under the supply agreement. Pursuant to the supply agreement, BASF may, in its sole discretion, make prepayments to us in the aggregate amount of up to $22.0 million during the term of the agreement. We may repay the prepayments to BASF at any time in whole or in part for any reason.

At present, we are not certain of the extent of the impact that the COVID-19 pandemic will continue to have on our business. Our manufacturing facility remains operational and we have not encountered any significant disruption to our supply chain or our ability to deliver to our customers.

In response to the COVID-19 pandemic, we have implemented and are following safe practices recommended by public health authorities and other government entities. We continue to focus on the safety and health of our employees, customers and vendors. In addition, we have implemented various precautionary measures, including remote work arrangements, restricted business travel and procedures for social distancing, face coverings and safe hygiene. We continue to monitor public health guidance as it evolves and plan to adapt our practices as appropriate.

The Offering

Shares of Common Stock that may be offered by the selling shareholder	Up to 3,462,124 shares

Common Stock outstanding after this offering	32,907,101 shares

Use of proceeds	We will not receive any proceeds from the sale of shares of Common Stock in this offering. See the section entitled “Use of Proceeds.”

New York Stock Exchange symbol	ASPN

Risk factors	You should consider carefully the information set forth in the section entitled “Risk Factors,” beginning on page 4 of this prospectus, in deciding whether or not to invest in our Common Stock.

Plan of distribution	The selling shareholder and its pledgees, donees, transferees, or other successors in interest may offer the shares of Common Stock in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, at negotiated prices, or in trading markets for our Common Stock. See the section entitled “Plan of Distribution” beginning on page 8 of this prospectus for a complete description of the manner in which the shares registered hereby may be distributed.

The number of shares of our Common Stock shown above to be outstanding after this offering is based on 32,907,101 shares of our Common Stock issued and outstanding as of June 30, 2021, and excludes:

•	3,834,009 shares issuable upon the exercise of options outstanding as of June 30, 2021 at a weighted average exercise price of $8.98 per share;

•	347,633 shares issuable upon the vesting of restricted stock units outstanding as of June 30, 2021; and

•	716,848 shares reserved for future issuance under the 2014 Employee, Director and Consultant Equity Incentive Plan as of June 30, 2021.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision you should carefully read and consider the risks and uncertainties and all of the other information, documents or reports included or incorporated by reference in this prospectus, including, without limitation, the risk factors in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, which is on file with the SEC, as updated by our subsequent filings with the SEC under the Exchange Act. If any of the risks set forth in our most recent Annual Report on Form 10-K or subsequent Exchange Act reports actually occur, our business, financial condition, and/or results of operations could suffer. In that case, the market price of our Common Stock offered by this prospectus could decline, and you may lose all or part of your investment. You should read the section entitled “Special Note Regarding Forward-Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also have a material adverse effect on our business.

DESCRIPTION OF THE TRANSACTION

Purchase Agreement

On June 29, 2021, we entered into a securities purchase agreement (the “Purchase Agreement”) with Spring Creek Capital, LLC, an affiliate of Koch Strategic Platforms (the “selling shareholder”). Pursuant to the terms of the Purchase Agreement, we agreed to sell to the selling shareholder an aggregate of 3,462,124 shares of Common Stock (the “Shares”) at a purchase price equal to $21.663 per share, for aggregate gross proceeds of approximately $75.0 million (the “Private Placement”). The Private Placement closed on June 30, 2021.

The Purchase Agreement requires us to prepare and file a registration statement with the SEC within 75 days of the closing of the Private Placement to register the resale of the Shares, and to use commercially reasonable efforts to have such registration statement declared effective within 30 days following the filing of the registration statement if there is no review by the U.S. Securities and Exchange Commission (the “SEC”), or within 120 days following the filing of the registration statement in the event of such a review.

The Purchase Agreement contains customary representations, registration rights, warranties and agreements by us, customary conditions to closing, indemnification obligations by us, including for liabilities under the Securities Act, termination provisions, and other obligations and rights of the parties. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

In connection with the Private Placement, we paid Nomura Greentech Capital Advisors Securities, LLC a financial advisory fee of $1,312,500.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares by the selling shareholder.

The selling shareholder will pay all underwriting discounts, selling commissions and expenses incurred by it for brokerage, accounting, tax or legal services or the services of any other advisor to the selling shareholder incurred by the selling shareholder in connection with the sale of the Shares, if any. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our accountants.

SELLING SHAREHOLDER

The Shares being offered for resale by the selling shareholder pursuant to the Form S-3 of which this prospectus forms a part are the Shares issued to the selling shareholder pursuant to the Purchase Agreement. For additional information regarding the issuance of those Shares and our relationship with the selling shareholder, see “Description of the Transaction” above. We are registering the Shares in order to permit the selling shareholder to offer the Shares for resale from time to time.

The table below lists the selling shareholder and other information regarding the beneficial ownership of shares of Common Stock by the selling shareholder. The second column lists the number of shares of Common Stock beneficially owned by the selling shareholder. The third column lists the shares of Common Stock being offered by this prospectus by the selling shareholder. The fourth column lists the shares of Common Stock held by the selling shareholder after completion of this offering. The fifth column lists the percentage ownership held by the selling shareholder after completion of this offering to the extent such percentage exceeds 1% of the total number of shares of Common Stock outstanding at that time. Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our Common Stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of our Common Stock which the stockholder has the right to acquire within 60 days of September 1, 2021. The information presented regarding the selling shareholder is based, in part, on information the selling shareholder provided to us in writing specifically for use in this prospectus. Except as described below, to our knowledge, the selling shareholder has not been an officer or director of the Company or of our affiliates within the past three years or had any material relationship with us or our affiliates within the past three years. Our knowledge is based on information provided by the selling shareholder questionnaire in connection with the filing of this prospectus, as well as information obtained from relevant Schedule 13D and 13G filings.

The information below assumes the offer and sale of all of the Shares registered hereby and assumes no further acquisitions or dispositions of Common Stock by the selling shareholder. The selling shareholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

In addition to the assumptions described above, beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power over securities. To our knowledge, unless otherwise indicated, the entity named in the table below has sole voting and investment power with respect to its shares of Common Stock. Percentage of beneficial ownership is based on 33,048,839 shares of our Common Stock outstanding as of September 1, 2021.

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Shares of Common Stock Owned After Offering (to the extent greater than 1%)
Spring Street Capital, LLC(1)	3,462,124	3,462,124	—	—

(1)

Spring Creek Capital, LLC, or Spring Creek, is 100% owned by SCC Holdings LLC, or SCC Holdings, and SCC Holdings is 100% owned by Koch Industries, Inc., or Koch Industries. Koch Industries and SCC Holdings may be deemed to beneficially own the shares of Common Stock held by Spring Creek by virtue of Koch Industries’ ownership of SCC Holdings and SCC Holdings’ ownership of Spring Creek. Spring Creek’s principal address is 4111 E 37th St N, Wichita, Kansas 67220.

PLAN OF DISTRIBUTION

We are registering the Shares issued pursuant to the Purchase Agreement to permit the resale of these Shares by the selling shareholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholder of the Shares.

The selling shareholder, which, as used herein, includes donees, pledgees, transferees or other successors in interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of its shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, at negotiated prices, or in trading markets for the Common Stock.

The selling shareholder may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	one or more underwritten offerings on a firm commitment or best effort basis;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling shareholder may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by it, from time to time, under this prospectus. The selling shareholder also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of Common Stock or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions it assumes. The selling shareholder may also sell shares of Common Stock short and deliver these securities to close out its short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales. If the selling shareholder effects certain transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from such selling shareholder or commissions from purchasers of the Common Stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with applicable rules of the Financial Industry Regulatory Authority (“FINRA”); and in the case of a principal transaction, a markup or markdown in compliance with applicable FINRA rules.

The aggregate proceeds to the selling shareholder from the sale of the Common Stock offered by it will be the purchase price of the Common Stock less discounts or commissions, if any. The selling shareholder reserves the right to accept and, together with its agent from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than this prospectus, provided that it meets the criteria and conform to the requirements of that rule. Registration of the Shares covered by this prospectus does not mean that any shares of the Common Stock will be offered or sold.

The selling shareholder may engage in at-the-market offerings and offer the Common Stock into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act on the terms described in the prospectus supplement relating thereto. Underwriters, dealers and agents who participate in any at-the-market-offerings will be described in the prospectus supplement relating thereto.

The selling shareholder and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit it earns on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the selling shareholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the name of the selling shareholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

If at the time of any offering made under this prospectus, a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

We have advised the selling shareholder that the anti-manipulation rules of Regulation M promulgated under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholder and its affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Shares offered by this prospectus.

We have agreed with the selling shareholder to use our commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until the date on which all of the shares included in the registration statement have actually been sold.

We will pay all expenses of the registration of the Shares pursuant to the Purchase Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.

LEGAL MATTERS

The validity of the Shares registered hereunder has been passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

EXPERTS

The consolidated financial statements of Aspen Aerogels, Inc. as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements refers to a change in the Company’s method of accounting for leases due to the adoption of Financial Accounting Standards Board Accounting Standards Codification Topic 842, Leases, as discussed in Note 2 to the consolidated financial statements.

WHERE YOU CAN FIND MORE INFORMATION

As permitted by SEC rules, this prospectus, which constitutes a part of a registration statement on Form S-3 that we have filed with the SEC, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and our Common Stock. Copies of the registration statement and its exhibits are on file at the offices of the SEC. This prospectus contains statements concerning documents filed as exhibits. For the complete text of any of these documents, we refer you to the copy of the document filed as an exhibit to the registration statement.

We file annual, quarterly and current reports, proxy and information statements and other information with the SEC. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

We also maintain a website at http://www.aerogel.com with information about our company and through which you may access these materials and other filings with the SEC free of charge as soon as reasonably practicable after they are filed electronically with, or furnished to, the SEC. Except for the documents incorporated by reference as described below under “Incorporation of Certain Documents by Reference”, information contained on our website or any other website is not incorporated into this prospectus and does not constitute a part of this prospectus. Our website address referenced above is intended to be an inactive textual reference only and not an active hyperlink to our website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and any information that we file with the SEC subsequent to this prospectus and prior to the termination of the offering referred to in this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act unless specifically incorporated by reference herein or therein):

•	Our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 12, 2021;

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021 and June 30, 2021, filed with the SEC on May 4, 2021 and August 4, 2021, respectively;

•	The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 19, 2021 that are deemed “filed” with the SEC under the Exchange Act;

•	Our Current Reports on Form 8-K filed February 9, 2021, June 1, 2021 and June 30, 2021; and

•

The description of our common stock contained in our registration statement on Form 8-A12B filed June 6, 2014, including any other amendments or reports filed for the purpose of updating such description (other than any portion of such filings that are furnished under applicable SEC rules rather than filed).

We also incorporate by reference all documents we subsequently file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by SEC rules) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus is a part (including prior to the effectiveness of the registration statement) and prior to the termination of the offering.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. We have filed certain legal documents that control the terms of the Common Stock offered by this prospectus as exhibits to the registration statement. We may file certain other legal documents that control the terms of the Common Stock offered by this prospectus as exhibits to reports we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available through the SEC’s website at www.sec.gov.

We will provide, without charge and upon oral or written request, to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any of the documents referred to above as being incorporated by reference into this prospectus but not delivered with it. You may obtain a copy of these filings, at no cost, by writing or calling us at Aspen Aerogels, Inc., Attn: Investor Relations, 30 Forbes Road, Building B, Northborough, MA 01532, (508) 691-1111. Exhibits to the filings will not be provided, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

3,462,124 Shares

Common Stock

PROSPECTUS

The date of this prospectus is September 24, 2021